March 28, 2011

Sent Via Fax

Board of Directors
CreXus Investment Corp.
1211 Avenue Of The Americas Suite 2902
New York, NY 10036

Ladies and Gentlemen:

          Starwood Property Trust, Inc. (“Starwood”) is pleased to submit this unconditional offer to acquire all of the outstanding shares of common stock of CreXus Investment Corp. (“CreXus”) for $14.00 per share, based on a fixed exchange ratio of 0.61 shares of Starwood common stock per share of CreXus common stock.

          We believe that the proposed transaction is an extremely attractive alternative for CreXus that enables CreXus shareholders to continue their investment in this asset class through the combination of our two companies. Specifically, our offer:

  Represents a 17% premium to CreXus’ shares (based on both companies’ closing price as of March 25, 2011)

  Represents a premium to virtually all of CreXus’ trading prices since its initial public offering

  CreXus shareholders will earn a higher dividend following the consummation of the transaction

  Creates a larger combined entity (which will be the largest U.S. commercial mortgage REIT by equity market capitalization), with a more diversified portfolio of assets and the financial scale to obtain attractive entity level financing

  Offers enhanced liquidity to Crexus shareholders

  Creates additional value for shareholders from cost synergies of scale and duplicative public company costs

  Transaction intended to qualify as a tax-free exchange for CreXus shareholders

          We would also emphasize that CreXus’ scale and orientation to purchasing debt, as opposed to having an origination platform, have caused its shares to historically trade at a discount to book value. Starwood has increased dividends to its shareholders in every quarter since its formation in August 2009.

591 West Putnam Avenue
Greenwich, CT 06830
Telephone: 203.422.8100
www.starwoodpropertytrust.com

          For all the above reasons, we believe the proposed transaction is a materially superior alternative to CreXus’s standalone prospects, particularly given the financial impact of the dilutive equity financing that CreXus is currently pursuing in connection with its agreement to acquire a portfolio of real estate assets from Barclays Capital Real Estate Inc. and Barclays Capital Real Estate Finance Inc. (together, “Barclays”). Our proposal is contingent upon CreXus suspending its current equity offering. We are potentially supportive of the Barclays transaction and intend to help CreXus honor its obligations, if possible, but believe there are alternative financing options that would not take the form of a dilutive issuance of CreXus stock. With respect to the Barclays transaction, we could complete diligence in less than five business days. However, our offer for CreXus is not contingent upon the consummation of the Barclays transaction.

          We intend to implement the proposed transaction so that CreXus would become a wholly owned subsidiary of Starwood. Our desire is to achieve this result through a transaction that is supported by the CreXus board and we are prepared to immediately enter into customary definitive documentation.

          Given our extensive experience and knowledge of CreXus we are confident we can complete the proposed transaction in an expedited manner. Our proposal is not subject to diligence or any financing condition, and we are not aware of any material governmental or third party approvals or filings that would be required to consummate the transaction. This proposal has the full support of our Board of Directors and will not require a vote of our shareholders. We have also engaged Citigroup Global Markets Inc. as financial advisor and Wachtell, Lipton, Rosen & Katz as legal advisor for the proposed transaction.

          We welcome the opportunity to meet with the CreXus board and/or its advisors as soon as possible to discuss our proposal.

          In light of the significance of this proposal to your shareholders and the expected timing of your dilutive offering, and because we wish to be sure that your shareholders are fully informed about the proposal we are making, we intend to publicly release the text of this letter by 11 am New York time if we do not hear from you sooner.

          We look forward to your response.

Sincerely,

/s/ Barry S. Sternlicht

Barry S. Sternlicht
Chairman and Chief Executive Officer